EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated October 27, 2009, relating to the consolidated financial statements of Raptor Pharmaceuticals Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about Raptor Pharmaceuticals Corp.’s ability to continue as a going concern), which appear in Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K for the year ended August 31, 2009.

/s/ Burr, Pilger & Mayer LLP

San Francisco, California
November 12, 2009